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                                   KPMG, LLP
                         Certified Public Accountants
                       1211 S.W. 5TH AVENUE, SUITE 2000
                            PORTLAND, OREGON  97204
                  (503) 221-6500 (tel)  (503) 796-7650 (fax)


                         Independent Auditors' Consent


The Board of Directors
FirstLink Communications, Inc.

We consent to the use of our report, dated January 29, 1999, except for note 1 which is at March 11, 1999, relating to the balance sheet of FirstLink Communications, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998 which report is included in the Registration Statement on Form S-3, dated August 20, 1999, of FirstLink Communications, Inc., and to the reference to the reference to our firm under the heading "Experts" in the Registration Statement.



/s/ KPMG LLP

Portland, Oregon
November 1, 1999